Exhibit 15.2

April 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Compañía Cervecerías Unidas S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 F of Form 20-F, as part of the Form 20-F of Compañía Cervecerías Unidas S.A. dated April 29, 2016. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers

Exhibit 15.2

ITEM 16F: Change in Registrant’s Certifying Accountants

i) Pursuant to the Chilean Corporations Act the Company is obliged to elect on an annual basis its principal accountant. The election takes place at the annual shareholders´ meeting. The audit committee and the directors committee independently submitted to the board of directors their proposal for the election of the principal accountant for fiscal year 2016. The board of directors´ at its meeting held on January 5, 2016 agreed to propose to the annual shareholders´ meeting of April 13, 2016 two candidates: KPMG Auditores Consultores Ltda (“KPMG”) was proposed in first place, and Pricewaterhouse Coopers Consultores Auditores y Compañía Limitada (“PwC Chile”), in second place. At the referred annual shareholders´ meeting held April 13, 2016, KPMG was elected as principal accountant for the fiscal year 2016. As a consequence, PwC Chile was dismissed as our independent registered public accounting firm on April 13, 2016. Such dismissal becomes effective upon completion by PwC Chile of its procedures on the filing of Form 20-F for the year ended December 31, 2015. PwC Chile served as the company´s independent registered public accounting firm for the fiscal years 2015 and 2014.

(ii) The reports of PwC Chile on the financial statements for the fiscal years ended December 31, 2015 and 2014 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through April 13, 2016, there have been no disagreements with PwC Chile on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC Chile would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv) During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through April 13, 2016, there have been no reportable events (as defined in Item 16F(a)(1)(v) of Form 20-F).

(v) The Registrant has requested that PwC Chile furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 26, 2016, is filed as Exhibit 15.2 to this Form 20-F.